Exhibit 99.3

[CCLP] CSI COMPRESSCO LP

Q3 2021 Earnings Conference Call

Thursday, November 11, 2021 9:30 AM CT.

Company Participants:

Jonathan Byers, CFO

John Jackson, President & CEO

Analysts

Brian DiRubbio, Robert W. Baird & Co.

Selman Akyol, Stifel, Nicolaus

Presentation

Operator: Good morning, and welcome to CSI Compressco LP’s Third Quarter 2021 Earnings Conference Call. The speakers for today’s call are John Jackson, Chief Executive Officer of CSI Compressco LP; and Jon Byers, Chief Financial Officer of CSI Compressco LP. Also in attendance today are Robert Price, Chief Operating Officer, and Michael Moscoso, Vice President of Finance. (Operator Instructions).

After today’s presentation, there will be an opportunity to ask questions. (Operator Instructions). Please note, this event is being recorded.

I will now turn the conference over to Mr. Byers for opening remarks. Please go ahead.

Jonathan Byers: Thank you, Jed. Good morning, and thank you for joining CSI Compressco’s third quarter 2021 results conference call. I’d like to remind you that this conference call may contain statements that are or may be deemed to be forward-looking. These statements are based on certain assumptions and analyses made by CSI Compressco, and are based on a number of factors. These statements are subject to a number of risks and uncertainties, many of which are beyond the control of the partnership.

You’re cautioned that such statements are not guarantees of future performance, and that actual results may differ materially from those projected in the forward-looking statements.

In addition, in the course of the call, we may refer to EBITDA, gross margin, adjusted EBITDA, free cash flow, distributable cash flow, distribution coverage ratio, leverage ratio, utilization, or other non-GAAP financial measures. Please refer to this morning’s press release or to our public website for reconciliations of non-GAAP financial measures to the nearest GAAP measures. These reconciliations are not a substitute for financial information prepared in accordance with GAAP, and should be considered within the context of our complete financial results for the period.

In addition to our press release announcement that went out yesterday evening and as posted on our website, our Form 10-Q will be filed on Friday. Please note the information provided on this call speaks only to management’s views as of today, November 11, and may no longer be accurate at the time of replay.

With that, I will now turn it over to John Jackson.

John Jackson: Thanks, Jon. Good morning, and thank you for joining our call today. I want to open with some comments on the transactions that we announced today. So we are extremely excited to complete the transactions we outlined in the press release today, the near-term maturity elimination, the leverage reduction, the increased liquidity, capital structure improvement and financial flexibility. These transactions afford CSI Compressco are transformational in nature. To accomplish all these improvements at once through the series of transactions positions CSI Compressco to move into 2022 well positioned to not only survive, but to thrive and grow.

On the private equity placement, we had participation from current shareholders in CSI Compressco, current Spartan investors, a number of new investors, as well as management. We are thankful for all who have come alongside and helped position CSI for success going forward. We believe having a broader base of ownership in CSI is a positive for all unitholders.

As we stated back in January of 2021 when Spartan acquired their GP and LP interest in the partnership, we thought it would make sense at some point to combine the two operating companies into one platform. We are pleased with being able to accomplish the first step of that today. The combination of Spartan was critical in the private equity placement, as it reflected the belief in CSI by the Spartan ownership in making investment in CSI. This commitment was consistent with that made by the new equity for both existing and new shareholders, and their desire to participate alongside existing unitholders and Spartan in strengthening CSI’s balance sheet and financial flexibility.

While there are more opportunities ahead to improve the capital structure, improve operational performance and grow the company responsibly, these transactions today allow us to accelerate the timing of these improvements. CSI will be looking to continue to redeploy our existing horsepower, build new units where it makes economic sense and pursue additional gas treating and processing opportunities afforded by the Spartan acquisition.

In addition, CSI will be an integral part of the clean energy transition. We’ve begun the conversion of some horsepower to electric motor drive, as customers are beginning to add electric units to their rental portfolios. We see a growing demand for the electric motor drive and are excited to be part of this transition to a cleaner energy world. A stronger balance sheet allows CSI to participate in the entire spectrum of these opportunities.

Now I’ll make a few brief comments on the third quarter results. The business continued to improve from a utilization, revenue and opportunity perspective. Labor and supply chain remain significant, as use that we continue to deal with on a daily basis. We have put through some price increases in the fourth quarter of 2021, and have additional price increases taking effect January 1, 2022. We expect these price increases to slightly more than offset current anticipated cost increases in the business.

The primary unusual effects on EBITDA this quarter to make note of are in two areas. The first is the made-ready cost associated with the mobilization of our idle fleet; and secondly, we had some transition service one-time costs. We had a surge of orders for compression units beginning in the second quarter, which are now being deployed over the second half of 2021 and early 2022. While we always have make-ready costs, the increment over what we normally incur in our make-ready in any one quarter was up significantly because of the abnormally high volume of units we were working on the second half of 2021.

In addition, as part of our separation from our transition services agreement with Tetra related to employee health benefits, we had a series of one-time costs in the quarter that will not reoccur. The combined effect of these two items is about $2 million of additional cost. While the higher run rate of make-ready costs will continue into the fourth quarter, and perhaps even early 2022 to get our fleet redeployed, and we begin to see it normalize by then, the benefit costs are behind us.

And finally, before I turn the call over to Jon Byers, I want to thank everyone who participated in completed the transactions today. This includes our equity and debt investors, the conflicts committee, management, employees, banks and all the advisors on these transactions. The integrated aspect of this transaction, this series of transactions, required everyone to lean into their piece of the transaction with a belief in the outcome. I’m proud to be associated with everyone who was part of this transaction.

With that, I’ll turn it over to Jon.

Jonathan Byers: Thanks, John. Today CSI Compressco reported third quarter revenue of $71.3 million compared to $69.8 million in the second quarter of 2021. Third quarter adjusted EBITDA was $21.1 million compared to $23.1 million in the second quarter. Distributable cash flow was $5.7 million compared to $6.5 million in the second quarter of 2021.

We’ll pay our third quarter distribution of $0.01 on November 12, which represents a distribution coverage ratio of 11.8x.

Moving on the balance sheet, cash on hand at the end of September 2021 was $23.5 million, up from $8.3 million at the end of the second quarter. At the end of September 2021, there were no amounts outstanding on our revolver. The September 30 borrowing base availability under our credit agreement was 11.2. Total liquidity at quarter-end was $35 million.

On our second quarter conference call, we discussed the $81 million of unsecured notes that are due August of 2022. We said our intent was to have a solution in place to take the notes out prior to the end of this year, and to move CSI closer to a long-term capital structure with less overall debt, lower leverage ratios, lower cash interest costs and additional liquidity. The transactions announced yesterday check all these boxes.

Our overall debt burden has been reduced moderately, but with the addition of Spartan to the business, our third quarter net leverage ratio proforma for the transaction dropped about 1.3x from 6.8x to 5.5x. Our leverage metrics are not yet where we want them, but we’ve made a big stride.

By redeeming the 2022 notes, we’re eliminating $5.9 million per year in interest. This is partially offset by the 10% interest on the $10 million of incremental second-lien notes that we issued, and the prepayable Spartan ABL that’s now part of the CCLP capital structure. This leads to about an overall decrease in interest expense of 6% on an annualized basis.

Finally, our liquidity improved. The Spartan ABL provides incremental liquidity of about $13 million proforma for the end of the third quarter. And the equity and debt offering provides additional $6 million of cash on the balance sheet. Proforma total liquidity as of Q3 2021 is $54 million.

While we don’t have the capital structure in place that we want, we’ve taken a big step towards simplifying our balance sheet and putting CSI on firmer footing to participate in what appears to be a strong up-cycle. As a management team, our focus will continue to be on delivering to our customers, generating liquidity and improving our capital structure.

We’ll now open the call to questions.

Questions and Answers

Operator: Thank you very much. At this time, we will begin the Q&A session. (Operator Instructions). Brian DiRubbio from Baird.

Brian DiRubbio: Just a couple of questions. First off, are you going to provide historic finished results for Spartan either in the Q or in a separate AK filing?

John Jackson: Yes, we’ll file an 8-K. There’s an SEC requirement to file it in 75 days after the announcement of the transaction. So that will come early next year.

Brian DiRubbio: Okay. And is Spartan going to be in its own separate segment just from a reporting perspective?

John Jackson: We’re working through that at this point. They’re very complementary businesses, so we haven’t made a decision on it.

Brian DiRubbio: Okay. You’ve talked about sort of joint projects, and obviously, now that you’re all under one house, how do you see leveraging sort of Spartan’s business into just better overall results with the new combined entity?

John Jackson: I think there’s a couple of things. One is by actually putting these two together, there will be some cost synergies, not — we don’t have a huge cost structure inside of Spartan.

But there will be some costs that we’ll efficient on, even though we’re going to eliminate separate offices, separate audits. And then there’s probably some people savings in there.

But the real benefit that we’ve always said is putting the two together, and being able to cross-sell between the two. We’ve been trying to do that and had some success on the international front so far. We’ve had some modest success so far in the U.S. But by integrating the two companies and really being one platform, one company, one salesforce, we’re starting to see the early signs of the opportunity sets in different basics that Spartan operates in today, start to come through from the CCLP salesforce. That’ll accelerate now. We can just operate as one head of sales, one sales division, and really understand the products that are available to sell.

So I think you’ll see in 2022, more opportunities for the products of Spartan to be across multiple basins. Right now, Spartan operates generally, as you can see from the information we provide on our website, generally south Texas and north Louisiana. But we have a smattering of assets scattered in a couple of other basins.

I think we can penetrate those a lot more with a lot more assets deployed there, because we just didn’t have salesforces over there. On the Spartan side, CSI does have salespeople there. So I think it’s a revenue and EBITDA-generating opportunity set versus the cost side, but we’re going to get some of both.

Brian DiRubbio: Got it. And then I know it’s probably early, but how should we start thinking about combined CapEx? And do you have any thoughts on what 2022, CapEx could be in 2022?

John Jackson: We haven’t gotten our Board through our 2022 budget yet and capital spending. And really, it was somewhat predicated on this transaction happening. These series of transactions were if Spartan combined with CSI and is it not. But I think on the — if you look at — what I can tell you is on the Spartan side, the CapEx for next year will not be extensive at the moment.

We have a number of opportunities that have popped up recently that could be pretty exciting, but right now, they wouldn’t be in our core capital budget. If they pop up and actually happen, so there’ll be a contracted business, we’d add that to the equation. But right now, we have, I think, some idle equipment on the Spartan side, just like we do on the CCLP side, that doesn’t require as much, if any, make-ready, very nominal make-ready.

Our maintenance capital on the Spartan side is less than $0.5 million a year. So from a CapEx on the Spartan acquisition, it’s probably going to be $2 million to $4 million or $5 million at most of additives, unless we have a significant project. And we have 2 or 3 of those percolating.

So I’m rambling around a lot here, but the reality is core business, it’s less than $5 million probably on an ongoing CapEx spend basis, except for one-off projects that come up.

Brian DiRubbio: Got it. That’s at least helpful. And then just — and the reason I ask you that is I’m trying to get a sense of how you’re going to prioritize capital allocation going forward. You’re reducing modestly some of your interest expense, you obviously had an EBITDA from Spartan. Is the thought process though that 2022 is going to be a refreshment grow year, or are you still looking to maximize cash generation in the combined entity?

John Jackson: Well, we certainly want to high-grade our returns, that’s the first and foremost thing. So if we have something that can get a 20%, 25% rate of return, and we can do that, we’re going to do that first. But we have a fleet of equipment that’s not fully optimized and utilized at this point. So redeploying idle equipment is going to be a high priority on both the Spartan asset base and the CCLP asset base.

As far as new CapEx for new capital deployment, I think both enterprises have opportunities to deploy capital. And when I said earlier like we’re going to build the units that make sense, we have a chance right now to build a lot of new units. The customers would take orders today for a lot of their units. But we’re trying to make sure that we are using scale and density and efficiency on putting the units out.

So we want to be where we are; we want to have a lot of units at the same site. We’d like to build stations, we’d like to build 3 or 4 or 5 units that go into one location. Your cost structure gets much more efficient when you can put 20,000 or 15,000 horsepower in one site, instead of having 6 units on 6 different sites that you drive to every day.

So we’re working our way through with that set of opportunities look like and then making decisions one by one, as we see really good opportunities. So right now, I think we’re going to do both. We’re going to put our existing fleets back to work, and we’re going to build some new. But it’s only going to be on the large end. If it’s an aiming business or the compression business, we’re going to build larger aiming units, and I mean larger than our fleet portfolio today, more than 200, 300 type GP implants. And we’ll build the 1,800 horsepower and up type compression units, if it makes sense.

So that’s a lot of detail there, but really, we’re focused on trying to drive our returns as high as possible through both channels of redeploying and building new. But we think the market is moving in a way right now that you can convert some of your older units to electric motor; you can deploy what you have. And we can build new, and we’re not taking — we don’t have to take market share from anybody.

The market is growing and we can spend all the capital we want to efficiently, without having to say we need to displace a competitor. That’s not the issue in the market today. The issue in the market today is being capital disciplined and focused, and trying to execute and deliver returns.

Brian DiRubbio: Got it. That’s helpful. Just two funnel ones. Jon, probably it’s just — what’s the proforma combined borrowing availability you have on your revolvers now that Spartan’s (indiscernible)?

Jonathan Byers: So we ended the year with $11 million of capacity on our — sorry — we ended the quarter, it was $11 million on the CCLP ABL. The Spartan ABL proforma for the transaction, so once we actually do the bond redemption and everything, looking at Q3, it’s going to be about $13 million.

Brian DiRubbio: Great. And then just last question for me. Could you just help me get a sense of what the environment is, the ability to actually to get and build new compressor activities, just with all the supply chain issues we’re hearing throughout multiple industries?

Jonathan Byers: Can you clarify that just a little bit?

John Jackson: What’s the lead time (inaudible)?

Jonathan Byers: So are you talking about the lead time (inaudible) there?

Brian DiRubbio: Yes, what’s the — yes, exactly. Some [competitor] said that you can’t get any units through the end of this year. Just want to get a sense of is the lead time now into the first quarter next year, or are we looking at second half? Just trying to get a sense there.

John Jackson: Yes, I think right now, the last kind of indication we got from our suppliers was 20 to 24 weeks. There’s been rumors that the component suppliers are going to shift their lead times out further, but as of right now, it’s 20 to 24 weeks. It would be —

Jonathan Byers: If we look back at past cycles though, what happens is it moves — it doesn’t move a week or two at a time, if they change their lead time, it may move —

John Jackson: Right, it’s going to double.

Jonathan Byers: Yes, it may move —

John Jackson: Because it could double, it could get substantially longer. So that’s what we’re looking at right now, and waiting for the transaction. That’s the dilemma our customers face and we face is if you need compression the second half of next year, you need to be ordering it now. But even if you order it in the next 30, 40 days, the lead time may move from 20 to 30 weeks. And so then what you thought you were going to get in July, you’re going to get in September or October.

So it’s a very uncertain window of time. That’s why I think a continued focus on redeploying our fleet and making sure we can get that up, those may end up being alternative options for people instead of building new to bridge them to when they can get in something built on a more lead-time basis where they can lay it out how they want it done. It’s going to be difficult for everybody, I think, to plan very effectively. So you may think you’re bringing production on, but you can’t because you don’t have compression so — but right now, it’s 20 to 25 weeks, I’d say it’s only going to get longer, not shorter.

Brian DiRubbio: So I guess the natural follow-up to that is what kind of environment does that create for you guys in terms of your pricing power?

John Jackson: Well, there’s elements to that. Like I said, we’re raising pricing in January, and we’re looking at our cost structure, trying to make sure that we’re covering our cost increases. We have about 60% of our U.S. fleet right now is on month-to-month, but about 40% of it’s turned out. So you got pricing power on month-to-month, but you also have to segment your fleet into the different components.

So the higher end — excuse me — the larger horsepower is much tighter and you have some ability there to move — and we’re doing it — move price up on the larger horsepower that has very high utilization or very hard to get. On the smaller end of your fleet, there’s more competition, there’s more available.

So it’s difficult to just lay that out and say, oh, there’s going to be a 5% price increase, 3 or 7. But generally, it’s going to give you pricing power. We’re just trying to stay ahead of our cost structure move at the same time so — and we’re still trying to redeploy idle equipment too. We’re not where we’re out of equipment at this moment, but we are trying to get that back out and get that price at attractive rates and terms.

Brian DiRubbio: Understood. Appreciate all the color, thank you.

Operator: (Operator Instructions). Selman Akyol from Stifel.

Selman Akyol: A lot was asked and answered, but just a couple more if you’d be so kind. You talked about a couple of significant projects, maybe $5 million or more, up at the Spartan level, I think. Can you just talk about what is the gestation period for those to come?

John Jackson: Well, it depends on if they’re international or domestic. I’d say domestic is probably a 3-to-6 month cycle; international is probably in the 6-to-12 month cycle.

Selman Akyol: Okay. And then just as it relates to rising costs, can you just talk about which part of the cost structure is moving the most? Is it fuel, is it people, is it lubricants?

Jonathan Byers: Fuel is definitely the highest — the largest percentage gain in our cost structure right now. We’re seeing increases in other segments, but definitely fuel is the largest component that’s increased the most.

John Jackson: I think what’s hurting us on the labor side — hurting us — is the fact that labor shortages with increased demand for services are causing a lot more overtime than we’d like to be running.

Jonathan Byers: Right.

John Jackson: Normally, we run, what, 10%, 15% overtime —

Jonathan Byers: 10% to 15%, right.

John Jackson: — somewhere in there. In some cases, we’re running well above that to get all this equipment turned and out so —

Jonathan Byers: I would say it was — I would say more so is the scarcity of labor versus the cost of labor. And so you’re — because you can’t hire enough people to support the growth in the basins where the activity is occurring, it’s driving overtime like John was saying. But it’s really more of availability of technicians than it is that the cost of the increase of their salary/wages or salary.

Selman Akyol: Understood. And then as I think about that, I know you said you’re putting price increases through, but is there any — which originate) within your contract structure is the ability just to adjust to PPI or CPI?

Jonathan Byers: No, we don’t have those in the majority of our contracts at this time. We have some that do, and we’re certainly trying to put those in where we can. And it’s all — just like everything in a contract, it’s all subject to negotiation, what gives and takes there are. But that’s something that we’ve discussed internally and are trying to make happen on a go-forward basis where we can.

Selman Akyol: Thank you.

John Jackson: We do have inflators in some of the Spartan contracts and we’ve made some adjustments based on that.

Selman Akyol: All right. And then if you guys think about it, what multiple was Spartan acquired at?

John Jackson: We don’t really think about it that way; we viewed it more as a merger. So it was more of a — what was the relative value of the cash flow streams of the 2 enterprises. So we went to a conflicts committee and there was a long, exhaustive negotiation around that. So we don’t think about it that way because what stock price are you using, and is it a 60-day (indiscernible) or was that — that isn’t how we even constructed the deal. It was what percentage of that enterprise should Spartan be, and what percentage of the enterprise should CCLP be.

So it’s a — you can do your own calculation on using your own assumptions, but from our perspective, it was more of a percentage of the 2 companies, if you think about merging 2 companies together. And how people announced this company is going to own 40% of the company and this company — these shareholders are going to own 60% when it’s all said and done. So that’s how it was constructed.

Selman Akyol: All right. Thank you very much.

Operator: Ladies and gentlemen, this concludes our question-and-answer session. I’d like to turn the conference back over to John Jackson for any closing remarks.

John Jackson: Well, I appreciate everyone joining the call today. And once again, I want to thank everyone for their work on these transactions. And I really can’t express how grateful I am for everybody’s work. But I also am incredibly excited about where we are now. This is why we got into this deal from the beginning and bought in, because we felt like the fundamentals of the industry and the business were good, and that we just need to work on the balance sheet a bit and unlock a lot of potential.

And so we’re really excited about 2022 and where this company can go from here. So we appreciate your interest and support. We look forward to talking you next quarter. Thanks.

Operator: And thank you, sir. The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.